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                      ESCROW AGREEMENT


     Home Point of Sale, Inc. ("HPOS") and Leggoons, Inc. ("Leggoons") and First National Bank of Omaha (hereinafter referred to as "Escrow Agent"), mutually agree as follows:

     1. Purpose. This Agreement is for the purposes of providing an arrangement which will insure that 2,755,000 shares of common stock of Leggoons deposited with Escrow Agent will be delivered to HPOS or cancelled pursuant to the terms hereof.

     2. Escrow Items. Escrowed pursuant hereto is certificate no. ________ for 2,755,000 shares of common stock of Leggoons.

     3. Source of the Leggoons Stock. HPOS and Leggoons have entered into an agreement for the license by HPOS to Leggoons of 100% of the business and assets relating to "Wagering Gate" in exchange for certain Leggoons stock.

     4. Appointment. HPOS and Leggoons hereby appoint the Escrow Agent to serve as Escrow Agent for the purposes set forth herein and the Escrow Agent hereby accepts the appointment. Escrow fee is ___________________.

     5. Release of Escrow Items. Escrow items may be released from this escrow to HPOS only upon notice that on or before February 10, 1998 the common stock of Leggoons has traded at prices of $3.00 or more for 20 consecutive trading days as reported by the NASD's Bulletin Board or NASDAQ's SmallCap Market. Market prices are to be adjusted for stock splits and recapitalizations. In the event the common stock fails to meet such trading prices by February 10, 1998, the certificate is to be returned to the Transfer Agent of Leggoons for cancellation.

     6. Escrow Agent's Responsibility. HPOS and Leggoons agree to provide to the Escrow Agent all information necessary to facilitate the administration of this Agreement and the Escrow Agent may rely upon any representation so made. In performing any of his duties hereunder, the Escrow Agent may not be held to take notice of any terms of any Agreement or rights with respect thereto unless specifically stated herein. HPOS and Leggoons hereby agree to indemnify and hold harmless the Escrow Agent against any and all claims, losses, damages, liabilities, costs and expenses, including litigation, arising hereunder, which might be imposed or incurred for any acts or omissions of the Escrow Agent, except for acts or omissions of the Escrow Agent that involve gross negligence or willful misconduct.


     7. Amendments. This Agreement may not, in any manner, be amended or modified unless the prior written consent of James S. Clinton and Thomas Hughes, or thier respective executors or assigns, is obtained.


     7. Governing Law and Captions. This Agreement shall be governed and interpreted by the laws of the State of Nebraska. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect the construction or

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effect of this Agreement.

     8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which togeth er shall constitute one and the same instrument.

     Dated:  __________________, 1997

                                   HOME POINT OF SALE, INC.



                                   By_________________________________
                                        Thomas S. Hughes, Chairman of
                                          the Board


                                    LEGGOONS, INC.



                                   By_________________________________
                                        James S. Clinton, President


                                   ESCROW AGENT:  FIRST NATIONAL BANK
                                   OF OMAHA



                                   By________________________________











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